Exhibit 99.1

NEWS RELEASE

LML PAYMENT SYSTEMS REPORTS FISCAL THIRD QUARTER 2008 FINANCIAL RESULTS

Revenue Increases 124% Compared to the Three Months Ended December 31, 2006;

Cash Flow From Operations Increases 204% to $252,000

VANCOUVER, BC, February 6, 2008 — LML PAYMENT SYSTEMS INC. (“LML”) (NASDAQ: LMLP), a leading Payments Technology provider of financial payment solutions for e-commerce and traditional businesses, today announced results for its third fiscal quarter ended December 31, 2007.  Revenue for the three months ended December 31, 2007 was approximately $3.4 million, an increase of approximately 124% from the three months ended December 31, 2006.  Revenue for the nine months ended December 31, 2007 was approximately $8.0 million, an increase of approximately 61% from the nine months ended December 31, 2006.

Loss before income taxes for the three months and nine months ended December 31, 2007 was approximately $24,000 and approximately $243,000, respectively, compared to approximately $920,000 and approximately $1.1 million for the three months and nine months ended December 31, 2006, respectively.  Net loss for the three months and nine months ended December 31, 2007 was approximately $228,000 or $0.01 per share and approximately $657,000 or $0.03 per share, respectively, compared to a net loss of approximately $924,000 or $0.05 per share and approximately $1.2 million or $0.06 per share, respectively, for the three months and nine months ended December 31, 2006.

Cash provided by operating activities was approximately $252,000 for the three months ended December 31, 2007 compared to cash used in operating activities of approximately $242,000 for the three months ended December 31, 2006, an increase in cash provided by operating activities of approximately $494,000.

"This past quarter was very pivotal for LML.  The continued strong revenue growth and positive cash flow from operations for our third fiscal quarter took place as we began to aggressively expand our focus from a check processor to a Payment Technology Provider,” commented Patrick H. Gaines, President and Chief Executive Officer of LML.  “We saw quarter over quarter revenue growth of 7% while at the same time, moved to re-align our operations in a manner that will allow us to provide a more comprehensive and profitable suite of payment solutions and merchant services.  During the quarter, we continued to see increased volume through our strategic financial and technology sales channels as we added 466 new customers.  Clearly, we believe we are on pace to achieve record revenue for the fiscal year 2008 (ending March 31, 2008) and believe we should surpass revenues of $11.0 million for the year.  We look forward to continuing with our focused operational transition, customer acquisition and revenue growth."

Recent Highlights

The Corporation’s focus on transitioning to a Payments Technology Provider was reflected in a number of key business initiatives and recent milestones during the quarter:

▪	Revenue up 124% from same period last year.
▪	Sequential revenue increase of 7% quarter to quarter
▪	Positive cash flow from operations of $252,000, an increase of 204%.
▪	New focus on Payment Technology Provider and consolidation of data centers
▪	466 new customers added through financial and strategic sales partners
▪	Approximately $1.5 million in annual cost savings expected to be realized through data center consolidation efforts
▪	Significant expansion of payment processing technology platform through successful integration of Beanstream acquisition

Conference Call Information

Management will host a conference call on Thursday, February 7, 2008 at 1:30 pm Pacific Time (4:30 p.m. Eastern Time) to discuss its third fiscal quarter results. To participate in the conference call, please dial in five to 10 minutes before the start of the call and follow the operator’s instruction.  If you are calling from the United States or Canada, please dial 800-786-6705.  International callers please dial 212-231-2900.

If you are unable to join the call, a telephone replay will be available through February 18, 2008 by dialing 800-633-8284 from within the United States or Canada, or 402-977-9140 if calling internationally.  Please reference reservation number 21374889 when prompted.

About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries Beanstream Internet Commerce Inc. in Canada and LML Payment Systems Corp. in the U.S., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that this transaction is expected to be highly accretive on an EPS basis at the closing. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forwardlooking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Patrick H. Gaines	Investor Relations
President and CEO	(800) 888-2260
(604) 689-4440